SECOND AMENDMENT OF KEY EMPLOYEE SEVERANCE AGREEMENT

WHEREAS, THE FEDERAL HOME LOAN BANK OF INDIANAPOLIS, a corporation organized under the laws of the United States (the "Bank"), and MARTIN L. HEGER (the "Executive") entered into a Key Employee Severance Agreement on January 1, 2001, which was amended by a First Amendment of Key Employee Severance Agreement on November 23, 2005 (such Key Employee Severance Agreement as amended being referred to herein as the "Agreement"); and

WHEREAS, the Board of Directors of the Bank has determined, in its best business judgment, and in recognition of his successful service with the Bank, that the Agreement should be amended to provide for health coverage for the Executive and his spouse for the remainder of their lives; and

WHEREAS, pursuant to the authority contained in Section 15(a) of the Agreement, the Bank and the Executive may amend the Agreement by a writing executed by both the Bank and the Executive;

NOW, THEREFORE, pursuant to the amending authority under Section 15(a) of the Agreement, the Agreement is hereby amended as follows:

    Section 4(d) of the Agreement is hereby deleted and Sections 4(e) and (f) are renumbered 4(d) and 4(e), respectively.

    Section 5(b) of the Agreement is hereby amended to read as follows:

    "(b) Upon termination of the Executive's employment with the Bank for Disability, the Bank will cause to be continued life insurance plans substantially identical to the coverage maintained by the Bank for the Executive prior to his termination for Disability, except to the extent that such coverage may be changed in its application to all employees of the Bank. This coverage shall cease upon the earliest to occur of the following:

    (A) The Executive's full-time employment in the position of Chief Executive Officer by another financial institution or entity in the financial services business; or

    (B) The date the Executive attains the age of sixty-five (65)."

    There is added to the Agreement a new Section 16 to read as follows:

    "16. Health, Dental and Vision Benefits.

      Eligible for Bank Plans. To the extent the Executive is eligible, he and his Spouse shall each be covered for the rest of their natural lives, by the Bank's health, dental and vision plans, with Similar Coverage to that in effect on November 17, 2005, in the event the Executive's employment with the Bank is terminated for any reason, and the provisions of this Section 16 shall apply to such event; provided, however, that the Executive and his Spouse shall not be entitled to any such coverage if the Executive's employment with the Bank is terminated because the Executive was convicted of, or entered a plea of guilty to, any criminal law or statute (other than routine traffic violations or similar offenses). Such Similar Coverage shall be subject to the payment by the Executive or by his Spouse, as the case may be, of his or her portion of the cost of such coverage in the same proportion as in effect on November 17, 2005, which was 17% of such cost.

      Ineligible for Bank Plans. In the event the Executive or his Spouse is ineligible under the terms of the Bank's health, dental, and vision plans to continue to be so covered or if such plans shall have been modified to reduce the coverage so that it is no longer Similar Coverage, the Bank shall provide, through other sources, coverage for health, dental and vision expenses at Similar Coverage levels. Such Similar Coverage shall be subject to the payment by the Executive or his Spouse, as the case may be, of his or her portion of the cost of such coverage, in the same proportion as was in effect on November 17, 2005, which was 17% of such cost.

      Re-employment. If, following the termination of his employment with the Bank, the Executive should enter into employment providing for health, dental and vision coverage, the Executive's participation in the health, dental and vision plans provided by the Bank shall continue, and the Executive and his Spouse shall be entitled to such benefits under this Section 16 as are available following coordination of benefits between the coverage the Executive and/or his Spouse has with his new employer.

      Benefit Net of Medicare. The benefits to be provided under this Section 16 shall be reduced by the amount of any benefits the Executive or his Spouse, as the case may be, is entitled to receive from Medicare Part A, Hospital Insurance, or any other future publicly provided health insurance coverage, which is intended to replace Medicare Part A benefits, to the extent the Medicare program or such other future public health insurance coverage program is the primary payor of such benefits.

      Spousal Rights. The Executive's Spouse shall have the right to enforce the provisions of this Section to the same extent as the Executive.

      Definitions.

        "Spouse" means an individual who is legally married to the Executive as determined under applicable state law.

        "Similar Coverage" means coverage for health, dental and vision care expenses at substantially the same level as was in effect on November 17, 2005, as it applied to the Executive and his Spouse, to the extent Similar Coverage is commercially available for purchase, including:

          the types of covered expenses;

          the amount of the deductible payable by the Executive or his Spouses;

          the amounts of the co-pays payable by the Executive or his Spouse; and

          the percentage of the premium or cost to the Bank of the coverage, which shall be 17% the responsibility of the Executive or his Spouse.

      Executive and Spouse Obligations. The Executive and his Spouse are responsible to timely reimburse the Bank 17% of the cost of the Similar Coverage provided under this Section and are also responsible to timely submit any insurance application documentation, claim documentation or any other information required by the Bank or any third party in connection with the benefit provided pursuant to this Section.

4. Except as hereby amended, the Agreement shall remain the same in all other respects.

IN WITNESS WHEREOF, the Bank, by its duly authorized officers, and the Executive, have executed this Second Amendment this 16th day of June, 2006.

THE EXECUTIVE: /s/MARTIN L. HEGER Martin L. Heger	THE FEDERAL HOME LOAN BANK OF INDIANAPOLIS: By:_/s/PAUL C. CLABUESCH Paul C. Clabuesch, Chairman Board of Directors By: /s/ CHARLES LCROW Charles L. Crow, Vice Chairman Board of Directors